KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL
TITANIUM DIOXIDE PRODUCTS SOLD OUTSIDE OF NORTH AMERICA AND EUROPE

CRANBURY, NEW JERSEY – September 9, 2009 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide grades sold outside of North America and Europe including among other areas, Asia Pacific, Latin America, Middle East, Africa and Asia.

Effective October 1, 2009, prices for all Kronos titanium dioxide grades sold outside North America and Europe will be increased by a minimum of US$ 150 per metric ton.

This increase is in addition to the increases previously announced for implementation on July 1 and August 1, 2009.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.